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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Alloy, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-109786) on Form S-3 of Alloy, Inc. of our report dated May 14, 2004 with respect to the consolidated balance sheet of Alloy, Inc. as of January 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive (loss) income, consolidated statements of changes in shareholders' (deficit) equity, and cash flows for the years then ended and the related 2003 and 2002 consolidated financial statement schedule, which report appears in the January 31, 2004 annual report on Form 10-K of Alloy, Inc.

Our report dated May 14, 2004 contains an explanatory paragraph relating to the fact that the 2001 consolidated financial statements and financial statement schedule of Alloy, Inc. were audited by other auditors who have ceased operations. Our report also refers to the adoption in 2002 of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

Our report also indicates that the Company changed the composition of its reportable segments in 2002 and the amounts in the 2001 financial statements related to reportable segments have been restated to conform to the 2002 composition of reportable segments. As described in Note 19, the Company changed the composition of its reportable segments in 2002, and the amounts in the 2001 financial statements relating to reportable segments have been restated to conform to the 2002 composition of reportable segments. As discussed above, the 2001 financial statements of Alloy, Inc. were audited by other auditors who have ceased operations.


/s/ KPMG LLP
KPMG LLP


New York, New York
May 26, 2004